EMISPHERE TECHNOLOGIES ANNOUNCES FIRST QUARTER FINANCIAL

RESULTS FOR 2004

Tarrytown, NY – May 6, 2004 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced results for the first quarter ending March 31, 2004.  The Company also highlighted its progress related to development programs using its proprietary eligen® drug delivery technology.

FIRST QUARTER RESULTS

Emisphere reported a net loss of $9.9 million, or $0.54 per share, for the quarter ended March 31, 2004, versus a net loss of $9.9 million, or $0.55 per share for the prior year period based on weighted average shares outstanding of 18.3 million and 18.0 million, respectively.

Net cash used in operations was $7.2 million in the three month period ended March 31, 2004, as compared to $7.9 million in the three month period ended March 31, 2003.  This $0.7 million, or 10% decrease primarily was the result of our restructuring efforts that occurred prior to 2004.  As of March 31, 2004, Emisphere held cash, cash equivalents and investments totaling $36.4 million.

Total operating expenses were $8.7 million for the quarter ended March 31, 2004, a decrease of $0.3 million, or 4%, compared to the same period last year.  This decrease in operating expenses was largely offset by a decline in contract research revenue and total other (expense) and income, compared to the same period last year.   Therefore, the Company’s net loss for the quarter was equal to the loss for the same period last year.

Total operating expenses include research and development costs of $4.9 million and general and administrative expenses of $2.6 million, a decrease of $0.1 million, and $0.05 million, respectively, compared to the same period last year.

Product Development Update for First Quarter 2004

Oral Insulin

During the first quarter of 2004, Emisphere evaluated the results from the first multiple-dose clinical study of an oral insulin tablet using its eligen® technology. The 13-patient study (seven treated; six control), conducted in late 2003, evaluated the safety, effect and tolerability of the oral insulin tablets when administered four-times daily (10 minutes before meals and at bedtime) over a two-week period.  These data support the belief that EMISPHERE™ oral insulin tablets can positively impact glycemic control in early-stage Type 2 diabetics (as measured by serum fructosamine, oral glucose tolerance, insulin sensitivity and secretion). Of particular significance is that the study results demonstrated that repeated administration of Emisphere’s oral insulin was not associated with hypoglycemic events, an adverse complication that is often associated with injected insulin and other anti-diabetic treatments. Emisphere submitted an abstract of the analyzed data for potential presentation and publication in a peer reviewed journal.

Emisphere continues in its efforts to secure a partner for its oral insulin program. Simultaneously the Company is continuing a toxicology study that it initiated late last year and Phase I studies related to dosage form development designed to optimize efficiency of delivery. The Company is planning an additional study that would include exposure to a larger patient population and a longer duration of dosing. Emisphere will provide an update on its progress towards securing a partner for this program at the appropriate time.

Oral Heparin

During 2003, Emisphere evaluated different solid oral dosage forms of unfractionated heparin in combination with Emisphere’s proprietary EMISPHERE® delivery agent, “SNAC” (salcaprozate sodium), and developed solid dosage forms that successfully achieved efficiency levels equal to Emisphere’s liquid formulation. In the first quarter of 2004, Emisphere selected prototype formulations in the forms of a tablet and new capsule for production and clinical testing in the United States.  With an established safety database from its Phase III trial, the Company believes it is well positioned to rapidly bring a new formulation forward into late-stage clinical trials.

Partnered Programs – Oral Salmon Calcitonin and Oral Parathyroid Hormone (PTH) 1-34

Novartis AG continues to advance the oral salmon calcitonin program using Emisphere’s eligen® technology and expects to begin Phase IIb testing later this year. Oral salmon calcitonin is being evaluated for potential use in patients with osteoporosis.

Eli Lilly and Company continues to advance oral PTH 1-34 using Emisphere’s eligen® technology by conducting additional studies to optimize the formulation. Oral PTH is being developed with Eli Lilly and Company for the treatment of osteoporosis.

Feasibility Programs

During the first quarter of 2004, Emisphere conducted feasibility studies on behalf of four undisclosed pharmaceutical companies.  The purpose of these activities is to demonstrate proof- of-concept related to the eligen® technology when combined with certain specified drug compounds. Successful completion of these feasibility studies could lead to product development collaborations.

Elliot M. Maza, Chief Financial Officer, remarked, “Though we continued to tightly manage our spending, we nonetheless achieved significant progress in the first quarter, working with new undisclosed potential product candidates, and maximizing research and early-stage development activities.”

The eligen®Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers”.  These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering the chemical form or biological integrity of the therapeutic molecule.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. (Nasdaq:  EMIS) is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs.  Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs.  Emisphere’s eligen®  technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics.  Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials.  Emisphere has strategic alliances with world-leading pharmaceutical companies, including Novartis AG and Eli Lilly and Company. For further information, please visit www.emisphere.com.

Conference Call Information

Emisphere will hold a teleconference to discuss its first quarter 2004 financial results on May 6, 2004 beginning at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time). A replay of the teleconference will be made available for one week and will be accessible two hours following the end of the call.

To access a replay of the call:	877-519-4471 (U.S./Canada)
973-341-3080 (international)
Conference ID: 4697404

Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 29, 2004.

For additional information, please visit Emisphere’s website at: www.emisphere.com

-Tables to Follow-

EMISPHERE TECHNOLOGIES, INC.
Selected Financial Information
For the three months ended March 31, 2004 and 2003
(in thousands, except share and per share data)

Condensed Statement of Operations

	For the three months ended March 31,

	2004	2003

	(unaudited)	(unaudited)
Contract research revenue	$—	$26

Costs and expenses:
Research and development	4,881	4,964
General and administrative expenses	2,586	2,539
Loss on impairment of intangible and fixed assets	—	4
Depreciation and amortization	1,226	1,517

Total costs and expenses	8,693	9,024

Operating loss	(8,693)	(8,998)

Other (expense) and income:
Investment and other income	282	378
Interest expense and other	(1,450)	(1,244)

Total other expense and income	(1,168)	(866)

Net loss	$(9,861)	$(9,864)

Net loss per share, basic and diluted	$(0.54)	$(0.55)

Weighted average shares outstanding, basic and diluted	18,266,000	18,020,000

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Condensed Balance Sheet

	March 31, 2004	December 31, 2003

	(unaudited)
Assets:
Cash, cash equivalents, and investments	$36,426	$43,008
Prepaid expenses and other current assets	2,050	1,424
Equipment and leasehold improvements, net	12,492	13,324
Land, building and equipment held for sale, net	3,584	3,618
Assets under capital lease, net	622	681
Purchased technology, net	2,452	2,512
Other assets	1,496	1,482

Total Assets	$59,122	$66,049

Liabilities and Stockholders’ Equity:
Current liabilities	$3,943	$3,371
Notes payable	39,783	38,345
Capital lease obligation -L/T	415	469
Deferred lease liability - L/T	958	1,057
Stockholders’ equity	14,023	22,807

Total liabilities and stockholders’ equity	$59,122	$66,049

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